UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2020

GUARDION HEALTH SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38861	44-4428421
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15150 Avenue of Science, Suite 200

San Diego, CA 92128

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (858) 605-9055

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GHSI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 20, 2020, the Board of Directors (the “Board”) of Guardion Health Sciences, Inc. (the “Company”) appointed Andrew C. Schmidt as Vice President and Chief Financial Officer of the Company.

Prior to his appointment as Vice President and Chief Financial Officer of the Company, Mr. Schmidt, age 58, served as Vice President of Finance, Chief Financial Officer and Secretary of Iteris, Inc. (NASD: “ITI”), a publicly traded technology company from March 2015 through December 2019. Prior to joining Iteris, Mr. Schmidt served as the Chief Financial Officer and Corporate Secretary of Smith Micro Software, Inc., a publicly-held provider of wireless and mobility software solutions from 2005 to May 2014. Prior to joining Smith Micro, Mr. Schmidt held CFO roles for several other public companies, including Genius Products, an entertainment company, and Mad Catz Interactive, a provider of console video game accessories. He also served as Vice President (Finance) of Peregrine Systems, a publicly-held provider of enterprise level software. Mr. Schmidt holds a B.B.A. degree in Finance from the University of Texas and an M.S. degree in Accountancy from San Diego State University.

The Company and Mr. Schmidt entered into an employment agreement (the “Employment Agreement”), dated July 20, 2020 (the “Effective Date”), pursuant to which Mr. Schmidt’s annual base salary is $250,000. The Employment Agreement provides that Mr. Schmidt shall have an annual target cash bonus opportunity of no less than $175,000 (the “Bonus”) based on the achievement of Company and individual performance objectives to be determined in good faith by the Board in advance and in consultation with Mr. Schmidt (the “Performance Objectives”), provided, however, that the parties acknowledged and agreed that up to an aggregate of $100,000 of the Bonus shall be payable upon the closing(s) of one or more mergers and acquisition transactions as determined at the discretion of the Board, and $75,000 shall be based upon the satisfactory completion of the Performance Objectives. The initial term of the Employment Agreement is through July 20, 2021, with automatic one-year renewals, unless either party provides written notice of a non-renewal in accordance with the terms of the Employment Agreement (the “Term”).

Mr. Schmidt will also be entitled to certain other benefits consistent with those provided to other senior executives of the Company. In addition, effective as of the Effective Date, Mr. Schmidt shall be granted an award of one million (1,000,000) stock options (the “Stock Options”) under the Company’s 2018 Equity Incentive Plan (the “Incentive Plan”), at an exercise price of one dollar ($1.00) per share. The Stock Options shall vest and become exercisable in twelve (12) equal installments on the last day of each of the subsequent twelve (12) calendar quarter-end dates following the Effective Date (the first of such dates to be September 30, 2020), subject to continued service, and shall vest in full upon a Change in Control (as defined in the Incentive Plan). The Sock Options granted shall be subject, to the extent necessary, to the approval of the Company’s stockholders of a proposal to increase the authorized number of shares available under the Incentive Plan.

If Mr. Schmidt’s employment is terminated by the Company without cause (as defined in the Employment Agreement), if the Term expires after a notice of non-renewal is delivered by the Company or if Mr. Schmidt’s employment is terminated following a change of control (as defined in the Incentive Plan), Mr. Schmidt will be entitled to (a) six months’ base salary, (b) the prorated portion of the Bonus for the year in which the termination occurs, based on actual performance and (c) base salary and benefits accrued through the date of termination.

There are no family relationships between Mr. Schmidt and any director or officer of the Company, and he has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01 Other Events.

On July 21, 2020, the Company issued a press release announcing the appointment of Mr. Schmidt. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, by and between the Company and Andrew C. Schmidt
99.1	Press Release, dated July 21, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDION HEALTH SCIENCES, INC.
Date: July 23, 2020
	By:	/s/ David Evans
	Name:	David Evans
	Title:	Interim Chief Executive Officer and Interim President